                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   ELDORADO BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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
                                     [LOGO]

                       24012 CALLE DE LA PLATA, SUITE 340
                         LAGUNA HILLS, CALIFORNIA 92653

                            ------------------------

                            NOTICE OF ANNUAL MEETING

                                 TO BE HELD ON

                                 JULY 20, 1999

                            ------------------------

    The Annual Meeting of Shareholders of Eldorado Bancshares, Inc. (the "Company") will be held on Tuesday, July 20, 1999, at 6:30 p.m., at the Tustin Branch of Eldorado Bank located at 17752 E. 17th Street, Tustin, California, for the following purposes:

    1. To elect the members of the Board of Directors who shall hold office until the next annual meeting of shareholders and thereafter until their successors are duly elected and qualified.

    2. To consider and act upon a proposal to approve the Company's 1999 Stock Option Plan for Non-Employee Directors.

    3. To consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on May 21, 1999 as the record date for determining the shareholders having the right to receive notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ MICHAEL K. KREBS

                                          Michael K. Krebs, SECRETARY

Laguna Hills, California

June 14, 1999

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN,
       DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED
          ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH
               REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES
                         IS ENCLOSED FOR THAT PURPOSE.

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                 TO BE HELD ON
                                 JULY 20, 1999

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Eldorado Bancshares, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Tuesday, July 20, 1999 at 6:30 p.m., at the Tustin Branch of Eldorado Bank located at 17752 E. 17th Street, Tustin, California, and at any adjournment or adjournments thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting to elect the members of the Board of Directors for the ensuing year and until their successors are duly elected and qualified; to consider and act upon a proposal to approve the Company's 1999 Stock Option Plan for Non-Employee Directors; and to consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting.

    If a shareholder specifies in the proxy accompanying this Proxy Statement (the "Proxy") how it is to be voted, it will be voted in accordance with such specification, but any Proxy which is signed and returned and which does not specify how it is to be voted will be voted "for" the election of the nominees for directors named herein and "for" the proposal to approve the 1999 Stock Option Plan for Non-Employee Directors. Any shareholder giving a Proxy in the accompanying form retains the power to revoke it at any time before it is exercised by delivering a written revocation to the Secretary of the Company, by executing and returning to the Company a proxy bearing a later date or by attending the Annual Meeting and voting his or her shares in person. Any shareholder who attends the Annual Meeting in person will not be deemed thereby to revoke the shareholder's Proxy unless the shareholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares in person. Proxies solicited by the Board of Directors confer discretionary authority to vote on any matter to come before the Annual Meeting with respect to which the Company did not receive notice prior to May 21, 1999.

    The Company's principal executive offices are located at 24012 Calle de la Plata, Suite 340, Laguna Hills, California 92653.

    The Company mailed this Proxy Statement and the Proxy on or about June 18, 1999 to its shareholders of record at the close of business on May 21, 1999.

                ANNUAL REPORT AND INDEPENDENT PUBLIC ACCOUNTANTS

    The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998, including financial statements and the report of PricewaterhouseCoopers LLP thereon, were mailed on or before June 8, 1999 to each of the Company's shareholders of record at the close of business on May 21, 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                               VOTING SECURITIES

    The holders of record of shares of common stock, $.01 par value (the "Common Stock"), of the Company at the close of business on May 21, 1999 may vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 14,391,227 shares of Common Stock. Each shareholder has one vote at the Annual Meeting for each share of Common Stock held of record on that date. As long as a quorum (a majority of issued and outstanding shares of Common Stock) is present at the Annual Meeting, in person or by proxy , the nominees for director shall be elected by a plurality, and the 1999 Stock Option

Plan for Non-Employee Directors, as proposed in Item II of this Proxy Statement, shall be elected by a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereat. Votes may be cast in favor of the election of each of the nominees for director or withheld; votes that are withheld will have no effect on the outcome of the election of directors, but will count toward the presence of a quorum. Where, as to any other matter submitted to the shareholders for a vote, proxies are marked as abstentions (or shareholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will generally have no effect of a vote against any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum, but will not be treated as votes cast with respect to, and will have no effect on, that matter.

                                    ITEM I.
                             ELECTION OF DIRECTORS

    The Company's By-laws provide that the Board of Directors shall consist of not less than six nor more than 11 directors, the exact number to be fixed by the Board of Directors. The Board of Directors has currently fixed the number of directors at 11.

    The nominees for election to the Board of Directors consist of Ernest J. Boch, James A. Conroy, Edward A. Fox, Charles E. Hugel, Mitchell A. Johnson, Robert P. Keller, K. Thomas Kemp, Jefferson W. Kirby, John B. Pettway, Henry T. Wilson and Paul R. Wood. The nominees were nominated by the Board of Directors. If elected, the nominees will serve as directors until the 2000 Annual Meeting of Shareholders and thereafter until their respective successors are duly elected and qualified.

    In the event that any of the nominees becomes unavailable to serve as a director of the Company, the persons named as proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES
                           FOR ELECTION AS DIRECTORS

NOMINEES FOR DIRECTOR

    Each of the following directors has been nominated for re-election at the Annual Meeting.

    ROBERT P. KELLER, 61, has served as President and Chief Executive Officer of the Company and its predecessor since September 1995. Mr. Keller also has served as Chairman, President and Chief Executive Officer of Eldorado Bank since June 1997, when Commerce Security Bank, Liberty National Bank, San Dieguito National Bank and Eldorado Bank were consolidated via mergers into Eldorado Bank, and Mr. Keller served in those same capacities at each of those institutions during the period between their acquisition by the Company and their consolidation into Eldorado Bank. Mr. Keller has served as Chairman and Chief Executive Officer of Antelope Valley Bank since its acquisition by the Company on January 22, 1999. From 1994 to 1995, Mr. Keller was President and Chief Executive Officer of Independent Bancorp of Arizona, Inc., a Nasdaq-listed bank holding company with assets of $1.8 billion, which was acquired by Norwest Corporation in February 1995. From October 1991 to June 1994, Mr. Keller served as President and Chief Executive Officer of New Dartmouth Bank, a privately-owned financial institution with assets of $1.7 billion, located in Manchester, New Hampshire, which was acquired by Shawmut National Corporation in 1994. Mr. Keller also serves on the boards of directors of Haverford Industries, LLC and Pennichuck Corporation. Until May 27, 1999 he also served on the Board of Directors of White Mountains Holdings, Inc. Mr. Keller serves as the President, Chief Executive Officer and a director of Dartmouth Capital Group, Inc. ("DCG General Partner"), the sole general partner of Dartmouth Captial Group, L.P. ("DCG").

    ERNEST J. BOCH, 72, has been Chairman and Chief Executive Officer of Subaru of New England, Inc. since 1970. He is also the majority owner of Boch Oldsmobile, Toyota and Mitsubishi of Norwood as well as founder of Boch Broadcasting Corporation. Mr. Boch is also a director of the DCG General Partner.

    JAMES A. CONROY, 39, has been associated since 1990 with Olympus Partners, a private equity firm, and since December 1993, Mr. Conroy has acted as a general partner of Olympus Growth Fund II, L.P., which is a principal shareholder of the Company, Olympus Executive Fund, L.P. (collectively with Olympus Growth Fund II, L.P. "Olympus") and other funds affiliated with Olympus Partners. Prior to 1990, Mr. Conroy was a management consultant with Bain & Company. Mr. Conroy serves on the board of directors of Frontier Vision Partners, L.P.

    EDWARD A. FOX, 62, was elected the non-executive Chairman of the Board of Directors of the Company on September 1, 1998. He is also currently the non-executive Chairman of SLM Holding Corp. in Reston, Virginia, the parent of Student Loan Marketing Association ("Sallie Mae.") From 1990 to his retirement in 1994, Mr. Fox served as Dean of the Amos Tuck School of Business at Dartmouth College in Hanover, New Hampshire. Prior to 1990, Mr. Fox was the founding President and Chief Executive Officer of Sallie Mae. Mr. Fox currently serves as a director of Delphi Financial Corp., Greenwich Capital Management Corp. and New England Life Insurance Company. Mr. Fox is also a director of the DCG General Partner.

    CHARLES E. HUGEL, 70, served as Chairman and Chief Executive Officer of Combustion Engineering, Inc. in Stamford, Connecticut from 1982 to 1990. Prior to joining Combustion Engineering, Inc., he spent 30 years with AT&T, most recently as an Executive Vice President. Mr. Hugel also served as a director of Nabisco, Inc. and its corporate successor, RJR/Nabisco, Inc., from 1978 to 1986. Mr. Hugel presently serves on the board of directors of Pitney-Bowes, Inc. Mr. Hugel is also a director of the DCG General Partner.

    MITCHELL A. JOHNSON, 57, is the President of MAJ Capital Management, Inc., which he organized in August 1994 after retiring from Sallie Mae in June 1994. Mr. Johnson joined Sallie Mae in 1973 and served as its Senior Vice President, Corporate Finance from 1987 until his retirement. Mr. Johnson was the first President and a founding member of the Washington Association of Money Managers. In addition, Mr. Johnson was a trustee of the District of Columbia Retirement Board. Currently, Mr. Johnson serves as trustee of the Citizen Investment Trust, a mutual fund company, and as a director of the Federal Agricultural Mortgage Corporation ("Farmer Mac") and Whitestone Capital Group, Inc.

    K. THOMAS KEMP, 58, has served as President and Chief Executive Officer of Fund American Enterprises Holdings, Inc. (formerly Fireman's Fund Corporation) since October 1997. From January 1991 to October 1997, Mr. Kemp served as Executive Vice President of Fund American. Mr. Kemp also has served as Chairman and Chief Executive Officer of White Mountains Holdings, Inc. since March 1997. From October 1994 to March 1997, Mr. Kemp served as President and Chief Executive Officer of White Mountains. Mr. Kemp serves on the boards of directors of Fund American, White Mountains, Financial Security Assurance, Ltd., Main Street America Holdings Inc., Murray Lawrence (Bermuda), Ltd. and Haverford Industries, LLC. Mr. Kemp is also a director of the DCG General Partner.

    JEFFERSON W. KIRBY, 37, has served with the Alleghany Corporation since 1992 and was appointed Vice President in 1994. From 1987 to 1990, he was employed with Bankers Trust Company, and from 1990 to 1992, he served with BT Securities Corp., each an affiliate of Bankers Trust New York Corporation. Mr. Kirby is a director of Alleghany Asset Management, Inc., Connecticut Surety Corporation and The Covenant Group, Inc. He is also a director of The F.M. Kirby Foundation, Inc., a charitable organization, and a trustee of Lafayette College and the Peck School. Mr. Kirby is also a director of the DCG General Partner.

    JOHN B. PETTWAY, 36, is the Manager of The Haverford Group, LLC, an investment company located in Park City, Utah, and has also served as the Chief Financial Officer for High Plains Investments, LLC since

October 1998. Mr. Pettway served as the Chief Financial Officer for both Haverford Industries, LLC and Byrne & sons, l.p., from July 1995 to October 1998. From June 1993 to June 1995, Mr. Pettway served as the Chief Financial Officer of Cirque Properties, LC. Prior to June 1993, Mr. Pettway was a practicing attorney at the firm of Adams & Associates in Alexandria, Virginia. Mr. Pettway serves as director of Haverford Industries, LLC and American Direct Business Insurance Agency, Inc. Mr. Pettway is also a director of the DCG General Partner.

    HENRY T. WILSON, 39, is the Managing Director of Northwood Ventures LLC and Northwood Capital Partners LLC, private equity investment firms based in Syosset, New York, with whom he has been associated since 1991. From 1989 to 1991, Mr. Wilson was a Vice President in the investment banking division of Merrill Lynch & Co. He serves on the boards of directors of Alliance National, Inc. and the Lion Brewery, Inc. Mr. Wilson is also a director of the DCG General Partner.

    PAUL R. WOOD, 45, has served since January 1993 as Vice President of Madison Dearborn Partners, Inc., a venture capital firm and the general partner of Madison Dearborn Capital Partners II, L.P. ("Madison Dearborn"), a principal shareholder of the Company. Mr. Wood was employed by First Chicago Venture Capital from August 1983 to January 1993, and the venture capital unit of Continental Illinois Bank from January 1978 to August 1983. Mr. Wood serves on the boards of directors of Hines Horticulture, Inc., Intercontinental Art, Inc. and Woods Equipment Company.

CERTAIN INFORMATION REGARDING DIRECTORS

    The Committees of the Board of Directors of the Company include the following:

    AUDIT COMMITTEE.  The members of the Company's Audit Committee are Jefferson
W. Kirby (Chairman), Edward A. Fox and K. Thomas Kemp. The Audit Committee functions include reviewing the financial statements of the Company and its subsidiaries and the scope of the annual audit by the Company's independent certified public accountant and appointing the independent certified public accountant on an annual basis. The Audit Committee also monitors the Company's internal financial and accounting controls.

    COMPENSATION COMMITTEE. The members of the Company's Compensation Committee are K. Thomas Kemp (Chairman), Edward A. Fox and Charles E. Hugel. The Compensation Committee reviews and makes recommendations to the Board of Directors on matters concerning the salaries and other employee benefits for the Company's officers.

    During the fiscal year ended December 31, 1998, the Board of Directors met ten times, the Audit Committee met six times and the Compensation Committee met three times. There are no family relationships among any of the directors or executive officers of the Company. The Board of Directors does not have a nominating committee.

COMPENSATION OF DIRECTORS

    The directors of the Company have not received any compensation for serving on the Board of Directors or any committee or attending meetings thereof during 1998 or prior. On April 29, 1999, the Board of Directors adopted, subject to shareholder approval, the 1999 Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), which provides for the award of up to 200,000 shares of Common Stock of the Company to directors who are not employees of the Company or a subsidiary of the Company. The Directors' Option Plan is further described in Item II of this Proxy Statement.

                                    ITEM II.
                 PROPOSAL TO APPROVE THE 1999 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

    On April 29, 1999, the Board of Directors adopted, subject to shareholder approval, the 1999 Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"). The purpose of the Directors' Option Plan is to advance the interests of the Company by enhancing the ability of the Company to attract and retain outside directors who are in a position to make significant contributions to the success of the Company and to provide reasonable compensation to those directors for such contributions through ownership of shares of Common Stock. A maximum of 200,000 shares of Common Stock may be issued upon the exercise of options granted under the Directors' Option Plan.

    The following is a summary of the material provisions of the Directors' Option Plan and is qualified in its entirety by reference to the complete text of the Directors' Option Plan, which is attached to this Proxy Statement as Exhibit A.

    The Directors' Option Plan will be administered by the Company's Board of Directors, which will have the power to construe and interpret the terms and provisions of the Directors' Option Plan. The Directors' Option Plan permits the Board of Directors to delegate some or all of its power with respect to the Directors' Option Plan to the Compensation Committee of the Board of Directors, and all references in this description of the Directors' Option Plan to the Board of Directors shall be deemed to refer also to the Committee.

    Only directors of the Company who are not employees of the Company or any subsidiary of the Company (the "Non-Employee Directors") are eligible to participate in the Directors' Option Plan. The Company's current Non-Employee Directors are Messrs. Boch, Conroy, Fox, Hugel, Johnson, Kemp, Kirby, Pettway, Wilson and Wood.

    Upon the approval of the Directors' Option Plan by the shareholders of the Company and if the shareholders reelect the current Non-Employee Directors at the Annual Meeting, Messrs. Boch, Conroy, Fox, Hugel, Johnson, Kemp, Kirby, Pettway, Wilson and Wood each will receive an option to purchase a number of shares of Common Stock that will be determined by the Board of Directors at its first meeting held subsequent to the Annual Meeting. At the first meeting of the Board of Directors held subsequent to any future annual meeting of shareholders, each Non-Employee Director continuing in office and each newly-elected Non-Employee Directors will be granted an option to purchase a number of shares of Common Stock to be determined by the Board of Directors on such date.

    The Board of Directors expects that each option granted in 1999 under the Directors' Option Plan will have a value as of the grant date of approximately $10,000 determined using the Black-Scholes option pricing model or such other methodology as the Board of Directors or Compensation Committee may select. The Board of Directors reserves the right, however, to use a different methodology to determine the number of shares that will be subject to options granted in 1999 or thereafter.

    Subject to the terms and provisions of the Plan, the Board of Directors may set the exercise price and any other condition and limitation applicable to the exercise of options granted under the Directors' Option Plan. The Board of Directors expects that options granted in 1999 under the Directors' Option Plan will become exercisable over four years, in six semi-annual increments, with the first portion becoming exercisable on the 18-month anniversary of the grant date. If a director ceases to serve as a director as a result of a change of control of the Company, the option will become immediately exercisable in full and the director would be entitled to exercise the option at any time during the remainder of the option term. A change of control will have the same definition used in the 1997 Stock Option Plan (the "Employees' Option Plan"). If a director is not re-nominated or re-elected or, in the case of the 1999 option grants, resigns from the Board of Directors, the director would be entitled to exercise the option at any time during the remainder of the option term subject to the original exercisability schedule, if any, applicable to the option. In the case of options granted under the Directors' Option Plan after 1999, the Board of Directors expects that the implications of a director's resignation will be as follows: if a director resigns from the Board of Directors other than as a result of death or disability, any portion of the option that is not then exercisable would terminate, unless the Board of Directors otherwise determined. The portion of the option that was exercisable would continue to be exercisable for one year. If a director ceases to serve as a result of death or disability, the director or his successors would be entitled to exercise the option during the remainder of the option term subject to the original exercisability schedule, if any, applicable to the option. No option may be transferred other than by will or the laws of descent and distribution unless the Board of Directors so provides at the time of grant or thereafter.

    The Director's Option Plan authorizes the Board of Directors to set the exercise price for each option, or any portion thereof, at any price equal to or greater than the fair market value of the Common Stock on the grant date. The Board of Directors expects that the methodology used to determine the exercise prices for the options granted in 1999 under the Directors' Option Plan will be consistent with that used to set the exercise prices of the options granted to date under the Employees' Option Plan. See "Executive Compensation--Option Grants in Last Fiscal Year." Applying that methodology and assuming the exercisability of the 1999 options is deferred over four years as described above, each of the six tranches that become exercisable semi-annually beginning 18 months after the grant date will have a separate exercise price fixed at the grant date. The Board of Directors expects that those exercise prices will increase progressively from a base price at a rate equal to the five-year U.S. Treasury rate in effect at the grant date, compounded semi-annually, with the base price being equal to the fair market value of the Common Stock on the grant date. For example, if the fair market value of the Common Stock on the grant date is $11.00 per share and the five-year U.S. Treasury rate is 5.50%, the options granted in 1999 under the Directors' Option Plan would have exercise prices ranging from $11.85 to $13.40. The Board of Directors reserves the right, however, to use a different methodology to set the exercise price of options granted in 1999 or thereafter under the Directors' Option Plan.

    The Board of Directors may at any time terminate the Directors' Option Plan, but options previously granted will not be affected by any such action. The Board of Directors may at any time or times amend the Directors' Option Plan for any purpose that may at the time be permitted by law; however, no amendment may be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

    The accounting for options granted under the Directors' Option Plan will be different than the accounting for options granted under the Employees' Option Plan, if an interpretation of generally accepted accounting principles is adopted as proposed by the Financial Accounting Standards Board (the "FASB"). The Company has chosen to account for options granted under the Employees' Option Plan by complying with the requirements of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), which was issued in October 1972, instead of the requirements of the more recently adopted FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). On March 31, 1999, the FASB proposed that any option granted to a non-employee, such as the Company's Non-Employee Directors, must be accounted for under SFAS No.123 instead of APB 25. The application of SPAS 123 to the Directors' Option Plan would require the Company to recognize an expense based upon the fair value of the option calculated in accordance with SFAS 123 and the terms of the option. The Company will be required to recognize an expense for options granted under the Directors' Option Plan to the extent that an option or a portion thereof vests after the effective date of the FASB interpretation, which the FASB has indicated will be in the fourth quarter of 1999. To illustrate the impact of SFAS 123, if options were granted under the Directors' Option Plan, after the effective date of the FASB interpretation, on terms that were not materially different than those currently contemplated for grants after 1999 as described above, the Company would recognize compensation expense of $10,000 for each Non-Employee Director, or a total of $100,000, and the compensation charge would be amortized over four years based upon the exercisability schedule of the option. The Company will not recognize a compensation expense as a result of the options granted in 1999 under the Directors' Option Plan.

    For Federal income tax purposes, the options granted under the Directors' Option Plan will be non-statutory stock options, which do not qualify under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). No taxable income will be recognized by the Non-Employee Director upon the grant of a non-qualified stock option. However, the Non-Employee Director will be required to recognize as ordinary compensation income in the year in which the option is exercised the amount by which the fair market value, on the date of exercise, of the shares of Common Stock purchased upon exercise of the option exceeds the aggregate exercise price for those shares. The Non-Employee Director's tax basis for the shares purchased upon the exercise of an option will be the sum of the exercise price paid plus the amount that must be recognized as ordinary compensation income. The Company will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the Non-Employee Director in the year in which a non-qualified stock option is exercised, provided the Company satisfies applicable reporting requirements with respect to such income in a timely manner. When a Non-Employee Director disposes of such shares, he or she will recognize capital gain or loss. Any capital gain recognized on the disposition of shares by the Non-Employee Director will be short-term capital gain to the extent such shares are held by the recipient of such shares for 12 months or less and long-term capital gain to the extent such shares are held by the recipient of such shares for more than 12 months. As of the date of this Proxy Statement, long-term capital gain from the sale of stock purchased upon the exercise of an option is taxed at a maximum rate of 20% and short term capital gain is taxed at a maximum rate of 39.6%.

    The Board of Directors believes that approval of the Director' Option Plan will allow the Company to attract and retain outside directors who are in a position to make significant contributions to the success of the Company and to provide reasonable compensation to those directors for such contributions.

          THE BOARD OF DIRECTORS URGES THE SHAREHOLDERS TO VOTE "FOR"
                   THE APPROVAL OF THE DIRECTORS' OPTION PLAN

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information regarding the compensation received for the three fiscal years ended December 31, 1998 by the Chief Executive Officer and the five other most highly compensated executive officers of the Company (the "named executive officers"). All cash compensation was paid to the named executive officers by the Company.

                                                                                 LONG-TERM COMPENSATION
                                                         ANNUAL                          AWARDS
                                                      COMPENSATION             ---------------------------
                                            --------------------------------   RESTRICTED      SECURITIES
                NAME AND                    BASE                                 STOCK         UNDERLYING       ALL OTHER
           PRINCIPAL POSITION               YEAR      SALARY($)    BONUS($)    AWARDS($)        OPTIONS      COMPENSATION($)
----------------------------------------    ----     -----------   ---------   ----------     ------------   ---------------
Robert P. Keller........................    1998         300,000        --             --             --          5,000(1)
President and Chief                         1997         275,000        --      1,654,241(2)     364,300          4,750
Executive Officer                           1996         185,240        --        203,788(3)          --          1,316

John L. Gordon..........................    1998(4)       54,167        --             --         15,000             --
Executive Vice President,                   1997              --        --             --             --             --
Eldorado Bank                               1996              --        --             --             --             --
Chief Financial Officer

Catherine C. Clampitt...................    1998(5)      420,278        --             --          5,000          5,000(1)
Executive Vice President                    1997(6)      216,370        --             --             --         12,250
Eldorado Bank                               1996(7)       89,699        --             --             --          9,694
SBA Lending

Richard Korsgaard.......................    1998         126,200        --             --             --          9,966(8)
Executive Vice President                    1997(9)      124,417     7,212             --             --          9,908
Eldorado Bank                               1996              --        --             --             --             --
Construction Lending

William D. Rast(10).....................    1998(11)     155,823        --             --          5,000          2,028(12)
Executive Vice President                    1997              --        --             --             --             --
Eldorado Bank                               1996              --        --             --             --             --
Mortgage Division

Curt A. Christianssen(13)...............    1998         130,000        --             --          5,000          3,900(1)
Senior Vice President                       1997         114,167        --             --         25,000          4,750
Director Corporate                          1996(14)      76,875                       --             --          2,316
Development

------------------------

 (1) Consists of an award under the Company's 401(k) retirement plan.

 (2) Based upon 187,982 shares issued at an estimated market value of $8.80 per share. If dividends are paid on the Common Stock, Mr. Keller will receive dividends on his restricted stock. See "--Keller Employment
     Agreement--Restricted Stock Awards" for a discussion of both vesting and transferability restrictions.

 (3) Based upon 25,796 shares issued at an estimated market value of $7.90 per share. If dividends are paid on the Common Stock, Mr. Keller will receive dividends on his restricted stock. See "--Keller Employment
     Agreement--Restricted Stock Awards" for a discussion of both vesting and transferability restrictions.

 (4) For the period August 3, 1998 to December 31, 1998. Mr. Gordon's current base salary is $130,000.

 (5) Includes base pay of $59,000 and commissions of $361,278.

 (6) Includes base pay of $51,501 and commissions of $164,869.

 (7) For the period April 1, 1996 to December 31, 1996.

 (8) Includes an award under the Company's 401(k) retirement plan of $3,966 and an auto allowance of $6,000.

 (9) For the period June 6, 1997 to December 31, 1997. Includes base pay of $72,917 and commissions of $51,500.

 (10) Mr. Rast left the Company effective May 28, 1999.

 (11) For the period February 10, 1998 to December 31, 1998.

 (12) Consists of reimbursement for a payment for temporary housing.

 (13) Mr. Christianssen left the Company effective June 8, 1999.

 (14) For the period April 1, 1996 to December 31, 1996.

KELLER EMPLOYMENT AGREEMENT

    CAPACITY AND TERM. In July 1996, the Company entered into an employment agreement with Mr. Keller that was effective retroactive to October 1, 1995. The Company has agreed to employ Mr. Keller as the Company's senior most executive officer, to nominate Mr. Keller to serve as a director of the Company and to cause Mr. Keller to be elected as a director of each of the Company's subsidiaries that is a depository institution or otherwise a "significant subsidiary," as defined under SEC regulations. Mr. Keller's employment agreement has a three-year term, ending on September 30, 2000, and will be renewed automatically for successive one-year periods unless either the Company or Mr. Keller gives the other notice at least one year prior to the end of the term or any extension thereof.

    BASE SALARY. Mr. Keller's base salary currently is $350,000. If the amount of the Company's Average Consolidated Assets (as defined in Mr. Keller's employment agreement) as of the end of any fiscal quarter is less than $1.0 billion, Mr. Keller's base salary will be decreased, effective as of the beginning of the next quarter, in accordance with the salary schedule specified in Mr. Keller's employment agreement. If the Company's Average Consolidated Assets exceed $1.8 billion, Mr. Keller may request that the Compensation Committee consider and make a recommendation to the Company's Board of Directors whether it is appropriate to increase his annual salary. Mr. Keller's base salary, as so determined, is referred to in this Proxy Statement as his "Base Salary."

    RESTRICTED STOCK AWARDS. Mr. Keller's employment agreement generally obligates the Company to issue shares of restricted Common Stock (the "Restricted Stock") to Mr. Keller whenever, during the term of the agreement, the Company issues Common Stock or a Common Stock Equivalent (as defined in the employment agreement). Pursuant to his employment agreement, Mr. Keller will no longer be eligible to receive additional shares of Restricted Stock at such time as the Company has Tier 1 capital in excess of $125.0 million. The Company had Tier 1 capital of $91.8 million at March 31, 1999 pro forma for the completion of the Company's public offering and recapitalization in April 1999. In addition, Mr. Keller will not be entitled to receive any Restricted Stock as a consequence of the sale of Common Stock or a Common Stock Equivalent to DCG or director qualifying shares to any director of a subsidiary of the Company or the award of employee stock options or the issuance of Common Stock upon the exercise thereof.

    For so long as he is eligible, the number of shares of Restricted Stock that will be issued to Mr. Keller will be equal to 3% of the sum of (x) the number of shares of Common Stock then to be issued by the Company or, in the case of the issuance of a Common Stock equivalent, the number of shares of Common Stock that such Common Stock Equivalent may be converted into or exchanged for, and (y) the number of shares of Restricted Stock to be issued to Mr. Keller at that time. As of April 29, 1999, Mr. Keller has been issued 359,386 shares of Restricted Stock.

    Subject only to restrictions on transferability and forfeiture conditions described below, Mr. Keller will have all the rights of a shareholder with respect to the Restricted Stock, including, without limitation, the right to vote the Restricted Stock and to receive any dividend or other distribution with respect thereto.

Prior to the end of the Restricted Period (described below), Mr. Keller may not sell, assign, transfer, pledge, hypothecate or otherwise encumber or transfer the Restricted Stock, except as permitted by the Compensation Committee. If Mr. Keller's employment under the employment agreement is terminated for cause (as defined in the employment agreement) prior to the end of the Restricted Period, or if Mr. Keller resigns from the Company during the Restricted Period without the consent of the Board of Directors of the Company, any Restricted Stock then outstanding will be forfeited to the Company without any payment to Mr. Keller.

    In general, the "Restricted Period" will expire upon the earliest to occur of the following events: (a) a "Change in Control" (as defined in Mr. Keller's employment agreement) of the Company; (b) Mr. Keller's retirement from the Company after attaining age 62; (c) the effective date of Mr. Keller's resignation from the Company with the consent of the Board of Directors; (d) the effective date of the expiration of Mr. Keller's employment agreement pursuant to notice of non-renewal given by the Company; (e) the effective date of Mr. Keller's termination of his employment agreement for cause (as defined in the agreement); (f) the effective date of the termination of Mr. Keller's employment by the Company due to a "disability" (as defined in the employment agreement); or (g) Mr. Keller's death. In the case of Restricted Stock that is issued to Mr. Keller as a consequence of the Company's issuance of a Common Stock Equivalent, the Restricted Period will terminate on the later of (x) the date on which such Common Stock Equivalent first becomes convertible into or exchangeable for shares of Common Stock and (y) the earliest to occur of the events specified in the immediately preceding sentence. If any Common Stock Equivalent is redeemed in whole or in part by the Company prior to the date such Common Stock Equivalent is convertible into or exchangeable for shares of Common Stock, upon such redemption there shall be forfeited to the Company, without any payment to Mr. Keller, a PRO RATA portion of the shares of Restricted Stock issued as a consequence of the Company's sale of such Common Stock Equivalent.

    STOCK OPTION AWARDS. As provided in Mr. Keller's employment agreement, the Company's Board of Directors has adopted the Employees' Option Plan pursuant to which the Board of Directors or the Committee has granted stock options to Mr. Keller and others.

    Pursuant to Mr. Keller's employment agreement, promptly following the adoption of the Employees' Option Plan, the Company granted to Mr. Keller an option exercisable for a number of shares of Common Stock equal to 50.0% of the shares in the Option Pool (as defined herein). Mr. Keller's employment agreement further provides that if the Company increases the number of shares in the Option Pool, the Company will promptly grant to Mr. Keller an option exercisable for a number of shares of Common Stock equal to 50.0% of the amount such increase. See "--Employees' Option Plan" for a discussion of the extent to which the number of shares of Common Stock in the Options Pool will increase automatically. As of April 29, 1999, Mr. Keller has been issued options to purchase an aggregate of approximately 521,500 shares of Common Stock.

    Mr. Keller's employment agreement also specifies that the exercise price, vesting schedule and other terms of any stock option granted to him under the Option Plan will be substantially similar to the terms of any other contemporaneously granted stock option under the Option Plan, except that any stock option granted to Mr. Keller will (a) not have an exercise price less than the fair market value of the Common Stock at the time of grant; (b) to the extent the stock option has an escalating exercise price or a fixed exercise price with a premium over the then fair market value of the Common Stock, reflect an annual percentage increase of not greater than the then current yield to maturity of the most recently auctioned 5-year U.S. Treasury Notes; (c) vest over a period of not more than four years from the date of grant; (d) provide that if Mr. Keller's employment is terminated by the Company other than for cause (as defined Mr. Keller's employment agreement), the stock option will continue to be exercisable until such date as it would have expired if Mr. Keller had continued to be employed by the Company; and (e) provide that upon a Change in Control of the Company (as defined in Mr. Keller's employment agreement), any stock option then outstanding will become fully exercisable. See "--Employees' Option Plan" for a discussion of the exercise price and vesting schedule structure of Mr. Keller's options.

    SUPPLEMENTAL RETIREMENT PROGRAM. Mr. Keller's employment agreement obligates the Company to provide supplemental retirement benefits through a nonqualified, unfunded arrangement equal up to 35% of Mr. Keller's average base salary after seven years of service. The supplemental retirement benefit accrues and vests annually at the rate of 5% per year. The supplemental retirement benefit will be paid monthly for ten years commencing upon (a) the later of Mr. Keller's retirement date or age 65 or (b) Mr. Keller's death, whichever occurs first. Any retirement benefits remaining unpaid at Mr. Keller's death will be paid to his designated beneficiary.

    BENEFITS UPON TERMINATION. Mr. Keller's employment agreement provides that if his employment is terminated by the Company without cause or by him due to a material change in the nature or scope of his responsibilities or duties, or a material breach by the Company of the employment agreement, the Company generally will be obligated to pay Mr. Keller his Base Salary for the remainder of the term of his employment agreement or 18 months, whichever is greater. During such period, the Company also would be obligated to continue certain employee benefits, such as life, health, accident and disability insurance coverage, which Mr. Keller was receiving immediately preceding his termination. In addition, upon the events described above, Mr. Keller's supplemental retirement benefits would become fully vested, and all options granted to Mr. Keller to purchase Common Stock will become fully vested and exercisable.

    If Mr. Keller's employment is terminated by the Company because Mr. Keller becomes disabled (as defined in the employment agreement), Mr. Keller will be entitled to receive not less than 50% of his then Base Salary until age 65. In addition, all of his options to purchase Common Stock will immediately become fully vested and exercisable.

    If Mr. Keller's employment agreement expires following a notice of non-renewal given by the Company, Mr. Keller would be entitled to the continuance for a period of six months of his Base Salary and the employee benefits that Mr. Keller was receiving immediately prior to such termination.

    Payments to which Mr. Keller would be entitled upon termination will be reduced by amounts earned by Mr. Keller for services provided to another party after such termination. Mr. Keller would have no duty, however, to mitigate such payments by seeking to provide services to another party. Mr. Keller's employment agreement also provides that under certain circumstances involving a change in control, the amount of benefits provided under his employment agreement would be reduced if, after applying the excise tax provisions to the payments under the Internal Revenue Code of 1986, as amended, the net economic benefit to Mr. Keller would be increased by effecting such a reduction.

    Mr. Keller's employment agreement provides that a "change in control" will include the authorization of certain business combinations by the Company's Board of Directors. In general, a business combination involving the Company will not be deemed to be a change in control if the Company's shareholders own at least one-third of the resulting entity and at least half of the directors of the resulting entity are persons who were directors of the Company at the time the parties entered into the definitive agreement providing for the business combination.

OTHER EXECUTIVE EMPLOYMENT AGREEMENTS

    The Company also has entered into employment agreements with Catherine C. Clampitt, Executive Vice President, and Richard Korsgaard, Executive Vice President.

    Ms. Clampitt is employed by Eldorado Bank as Executive Vice President pursuant to a one-year employment agreement, renewable annually (the "Clampitt Agreement"), entered into in July 1997. The Clampitt Agreement establishes a monthly base salary of approximately $5,000 per month, plus commissions based upon the volume of SBA 7(a) loan originations and fees generated by the sale of portions of SBA 504 loans. In the event Ms. Clampitt either is terminated by Eldorado Bank without cause or terminates the Clampitt Agreement for good reason (as defined in the Clampitt Agreement) following a change in control of the Company or Eldorado Bank, she will be entitled to receive a termination payment in an amount equal to 12 months pay, inclusive of commissions, for the prior 12 months of her employment. The Clampitt Agreement may not be terminated by an acquisition or dissolution of Eldorado Bank or the Company except in the event that proceedings for the liquidation of the Company or Eldorado Bank are commenced by regulatory authorities, in which case the Clampitt Agreement, and all rights and benefits thereunder, would be terminated.

    Mr. Korsgaard is employed by Eldorado Bank as Executive Vice President pursuant to a three-year employment agreement that expires October 19, 2001 (the "Korsgaard Agreement") and that will be renewed automatically for successive one-year periods unless either Eldorado Bank or Mr. Korsgaard gives the other notice at least one year prior to the end of the term or any extension thereof. The Korsgaard Agreement establishes a minimum base salary of $132,200. In the event Mr. Korsgaard is terminated by Eldorado Bank or any successor to Eldorado Bank without cause, he is entitled to receive a termination payment in an amount equal to the greater of the balance payable under the Korsgaard Agreement or 12 months of his then current base salary. The Korsgaard Agreement may not be terminated by an acquisition or dissolution of Eldorado Bank or the Company except in the event that proceedings for the liquidation of the Company or Eldorado Bank are commenced by regulatory authorities, in which case the Korsgaard Agreement, and all rights and benefits thereunder, would be terminated. A salary continuation program has been established for Mr. Korsgaard, under which Mr. Korsgaard (or, in the event of his death, his heirs) will receive $65,000 per year from Eldorado Bank for 15 years commencing upon his reaching age 65 or his death or disability, whichever first occurs.

    The Bank has entered into a Severance Agreement (the "Severance Agreement") with John L. Gordon, Executive Vice President, concerning the ramifications of a change in control of the Company on the continued employment of Mr. Gordon. As used in the Severance Agreement, the term "change in control" has the same definition as in the Option Plan. Pursuant to and as detailed further in the Severance Agreement, if the terms of Mr. Gordon's employment are significantly altered to the detriment of that officer within two years following a change in control, and the officer provides the requisite notice to Eldorado Bank or alternatively, if Eldorado Bank terminates the officer without cause within two years following a change in control, then Mr. Gordon will be entitled to a lump sum payment equal to one year's salary, less applicable taxes and withholdings. A precondition to such payment is the execution by Mr. Gordon of a general release and confidentiality agreement.

EMPLOYEES' OPTION PLAN

    GENERAL. Pursuant to the Employees' Option Plan, the Company's Board of Directors or the Compensation Committee may grant stock options to Mr. Keller and other officers of the Company or any of its subsidiaries, as well as to any director of any subidiary. The Employees' Option Plan provides only for the issuance of so-called "nonqualified" stock options (as compared to incentive stock options).

    OPTION POOL. The maximum number of shares as to which options may be granted is referred to as the "Option Pool." As of the date of this Proxy statement, the Option Pool consists of approximately 1,043,000 shares of Common Stock. Until such time as the Company has Tier 1 Capital of $125.0 million or more, if the Company issues any additional Common Stock or Common Stock equivalents, the number of shares in the Option Pool automatically increases such that the number of shares in the Option Pool will be equal to 6% of the sum of (i) the shares of Common Stock (and Common Stock equivalents) issued and outstanding immediately following such issuance and (ii) the number of shares in the Option Pool. The Company had Tier 1 Capital of $91.8 million at March 31, 1999 pro forma for the completion of the Company's public offering and recapitalization in April 1999.

    EXERCISE PRICE STRUCTURE. The Employees' Option Plan authorizes the Committee to set the exercise price for each option grant. In the case of option grants to Mr. Keller, each portion of his award will have a separate, fixed exercise price as such portion vests over time. The exercise price for each separate tranche will increase progressively based upon a semi-annual compounding of a "base rate" using the five-year

U. S. Treasury rate in effect at the date of grant. See, for example, "--Option Grants in Last Fiscal Year."

    VESTING SCHEDULE AND DURATION. The options granted to date, and any future grants, unless the Committee otherwise decides, will vest over four years, in half-year increments, with the first portion vesting on the 18-month anniversary of the date of grant. The Employees' Option Plan provides that unless the Committee otherwise determines, the options will have a six-year term, expiring on the sixth anniversary of the date of grant.

    ACCELERATION EVENT--EFFECT ON VESTING.

    MR. KELLER. Mr. Keller's options will become fully vested in connection with a change in control, which is defined in the Option Plan consistent with the definition of a change in control contained in Mr. Keller's employment agreement. In addition, Mr. Keller's options become fully-vested if the Company terminates his employment agreement without cause or if he terminates the agreement for cause. Mr. Keller's options also become fully-vested if he dies or becomes permanently disabled.

    OTHER OPTION HOLDERS. For all other option holders, the Option Plan provides for a "double trigger," unless the Committee otherwise specifies at the time it awards the option. Under the double trigger approach, the option would become fully vested if the option holder is actually or constructively terminated without cause during a two-year period following a change in control.

AGGREGATED FISCAL YEAR-END OPTION VALUES

    The following table shows certain information concerning the aggregate number of unexercised options to purchase Common Stock held by the named executive officers as of December 31, 1998. No options were exercised by the named executive officers during 1998.

                                                                      NUMBER OF
                                                                      SECURITIES                  VALUE OF
                                                                      UNDERLYING                 UNEXERCISED
                                                                     UNEXERCISED                IN-THE-MONEY
                                                                      OPTIONS AT                 OPTIONS AT
                                                                  DECEMBER 31, 1998           DECEMBER 31, 1998
                                                                ----------------------    -------------------------
                                                                     EXERCISABLE/               EXERCISABLE/
                                                                    UNEXERCISABLE               UNEXERCISABLE
Robert P. Keller..............................................        25,792/338,508(1)           60,874/$329,402(2)
  President and Chief
  Executive Officer

John L. Gordon................................................              0/15,000(1)                      0/$0(2)
  Executive Vice President, Eldorado Bank

Catherine C. Clampitt.........................................               0/5,000(1)                      0/$0(2)
  Executive Vice President, Eldorado Bank

William Rast..................................................               0/5,000(1)                      0/$0(2)
  Executive Vice President, Eldorado Bank

Curt A. Christianssen.........................................          4,167/25,833(1)             6,172/$10,940(2)
  Senior Vice President

------------------------

(1) For information on the vesting schedule and exercise price per share see "--Option Grants in Last Fiscal Year."

(2) Because of the lack of an active trading market in the Common Stock as of December 31, 1998, such calculation assumes a Common Stock value of $12.00 per share.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains a summary of the grants of stock options made during the fiscal year ended December 31, 1998.

                                                   INDIVIDUAL GRANTS
                                -------------------------------------------------------
                                                                                             POTENTIAL
                                                                                          REALIZABLE VALUE
                                              % OF TOTAL                                  AT ASSUMED RATE
                                NUMBER OF      OPTIONS                                     OF STOCK PRICE
                                SECURITIES    GRANTED TO                                  APPRECIATION FOR
                                UNDERLYING    EMPLOYEES                                   OPTION TERM (1)
                                 OPTIONS      IN FISCAL     EXERCISE PRICE   EXPIRATION   ----------------
NAME                             GRANTED         YEAR         ($/SH) (2)        DATE      5% ($)   10% ($)
------------------------------  ----------   ------------   --------------   ----------   ------   -------
John L. Gordon................    15,000           9.7%     13.36 /2,500       8/01/04    7,942     21,253
  Executive Vice President,                                 13.72 /2,500                  7,042     20,353
    Eldorado Bank                                           14.10 /2,500                  6,092     19,403
                                                            14.46 /2,500                  5,192     18,503
                                                            14.86 /2,500                  4,192     17,503
                                                            15.24 /2,500                  3,242     16,553
Catherine C. Clampitt.........     5,000           3.2%     13.04 /833        12/31/03    2,533      6,846
  Executive Vice President,                                 13.38 /833                    2,250      6,563
    Eldorado Bank                                           13.76 /833                    1,934      6,246
                                                            14.14 /833                    1,617      5,930
                                                            14.54 /833                    1,284      5,597
                                                            14.94 /835                      953      5,276
William Rast..................     5,000           3.2%     13.36 /833         6/28/04    2,646      7,081
  Executive Vice President,                                 13.72 /833                    2,346      6,782
    Eldorado Bank                                           14.10 /833                    2,030      6,465
                                                            14.46 /833                    1,730      6,165
                                                            14.86 /833                    1,397      5,832
                                                            15.24 /835                    1,083      5,529
Curt A. Christianssen.........     5,000           3.2%     13.04 /833        12/31/03    2,533      6,846
  Senior Vice President                                     13.38 /833                    2,250      6,563
                                                            13.76 /833                    1,934      6,246
                                                            14.14 /833                    1,617      5,930
                                                            14.54 /833                    1,284      5,597
                                                            14.94 /835                      953      5,276

------------------------

(1) The potential realizable value of options granted to the named executive officers is based upon the market value of the Common Stock on the date of grant as determined by the Compensation Committee of the Company's Board of Directors on the various dates of grant.

(2) Absent a change in control of the Company, as defined in the Employees' Option Plan, each tranche of option shares will vest over four years, in half-year increments, with the first portion vesting on the 18-month anniversary of the date of grant. Upon a change in control, the exercisability of the option is accelerated to such date. Following a change in control, the exercise price with respect to any option tranche exercised prior to its original vesting date shall equal the exercise price for that option tranche that had an originally scheduled vesting date that was on or next preceding such exercise date.

OTHER BENEFIT PLANS

    The Company's executive officers are also entitled to short-term disability, life, medical and dental insurance and to participate in the Company's 401(k) retirement plan.

                         COMPENSATION COMMITTEE REPORT

    The following is the report of the Compensation Committee (the "Committee") of the Board of Directors to shareholders on the Company's executive compensation policies with respect to compensation reported for the 1998 fiscal year. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Company's filings made under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company may specifically incorporate this information by reference into any of those filings, and shall not otherwise be deemed filed under such Acts.

GENERAL POLICIES

    The Committee may only be comprised of non-employee directors. The Committee oversees the Company's employee benefit and compensation plans, policies and practices, which includes the following:

    - reviewing from time to time the Company's executive compensation program,

    - recommending to the Board of Directors the adoption or amendment of employee benefit and compensation plans,

    - granting stock options under the Employees' Option Plan and, if approved by the shareholders, the Directors' Option Plan, and

    - approving the annual compensation of the Company's executive officers to the extent such compensation is not required by preexisting employment agreements.

    In establishing and refining the Company's compensation polices and practices, the Committee utilizes comparative data for the financial services industry obtained from independent compensation consulting firms that detail compensation for key management positions. The Committee annually receives a report prepared by either internal support staff or independent compensation consultants that assesses the competitiveness of the Company's executive compensation program when compared to a peer group of selected banks that compete in markets served by the Company. This information is used to help the Committee determine whether there is a need to make prospective adjustments to the compensation of executive officers whose compensation is not fixed by contract. Additionally, the Committee may use, from time to time, outside consultants or the Company's internal support staff to assist the Committee on various compensation related matters.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The 1998 compensation received by Mr. Keller, the Company's President and Chief Executive Officer, was required under the terms of Mr. Keller's employment agreement. See "Executive Compensation-- Keller Employment Agreement." Mr. Keller originally entered into the employment agreement effective as of October 1, 1995. The current term of the employment agreement will expire on September 30, 2000 and will be renewed automatically for successive one-year periods unless either the Company or Mr. Keller gives the other notice at least one year prior to the end of the term or any extension thereof. The compensation under Mr. Keller's employment agreement consists of the following elements, each of which is more fully described elsewhere in this Proxy Statement:

    - BASE SALARY--is intended to provide cash compensation that is generally similar to cash compensation paid by comparable companies. Mr. Keller's annual base salary was $300,000 for 1998, and as a consequence of the increase in the Company's assets with the January 1999 acquisition of Antelope Valley Bank, Mr. Keller's base salary increased automatically on April 1, 1999 to $350,000, which is the maximum base salary specified in his employment agreement.

    - RESTRICTED STOCK--grants are intended to provide long-term incentives for the achievement of the Company's strategic plan and to provide a disincentive for Mr. Keller to terminate his employment voluntarily. Mr. Keller's employment agreement generally entitles him to receive an award of restricted stock equal to approximately 3.1% of the shares of Common Stock or Common Stock equivalents issued by the Company, whether in connection with a future acquisition, as part of a public offering or private placement, or otherwise, until the Company's Tier 1 Capital (for regulatory purposes) is greater than $125.0 million.

    - STOCK OPTION PLAN--grants also are intended to provide long-term incentives for the achievement of the Company's strategic plan and to provide a disincentive for Mr. Keller to terminate his employment voluntarily. Mr. Keller's employment agreement provides that he is entitled to receive an option to purchase shares of Common Stock equal to one-half of the increase in the total number of shares of Common Stock issuable under the Employees' Option Plan, and the Employees' Option Plan provides that the number of shares of Common Stock available for issuance under the Plan will automatically increase by an amount equal to approximately 6.4% of the additional shares of Common Stock or Common Stock equivalents issued by the Company, until the Company's Tier 1 Capital is greater than $125.0 million.

    Following the completion of the Company's public offering in April 1999, Mr. Keller asked the Committee to consider whether it would be desirable for the Company and Mr. Keller to restructure one or more elements of Mr. Keller's compensation arrangement so as to make the overall arrangement more comparable to compensation arrangements provided by similarly situated companies with publicly traded stock. Mr. Keller advised the Committee that he would be amenable to any reasonable alternative the Committee wished to recommend to the Board of Directors.

    With input from an independent compensation consultant and the Company's outside accounting and legal advisors, the Committee met several times during the second quarter, without Mr. Keller or other officers present, to evaluate how, if at all, Mr. Keller's compensation arrangements should be modified. In connection with that evaluation, the Committee's philosophy was that Mr. Keller's compensation arrangements should motivate him to

    - implement the Company's strategic plan--which includes the stated goal of expanding through acquisitions,

    - improve the Company's financial performance, and

    - maximize long-term shareholder value.

    During the Committee's deliberations regarding possible modifications to Mr. Keller's compensation arrangement, it considered whether alternative or supplemental compensation arrangements might better align Mr. Keller's personal financial interests with those of the Company's shareholders without creating administrative complexity or adverse accounting consequences. The Committee evaluated, among other alternatives, a modification that, in lieu of future restricted stock awards, would have granted Mr. Keller an option to purchase additional shares, with the vesting of that option linked to the market price of the Common Stock achieving certain specified levels. In addition, the Committee considered modifying Mr. Keller's cash compensation arrangement by substituting a variable bonus in lieu of a portion of his fixed cash compensation.

    The Committee also identified the positive attributes of Mr. Keller's existing arrangement. The Committee believes that the restricted stock and stock option awards give Mr. Keller a significant proprietary interest in the Company and strongly align his personal financial interest with that of the Company's shareholders. The Committee also believes that the tiered exercise price for the options granted to Mr. Keller (see--Employees' Option Plan--Exercise Price Structure) will reward Mr. Keller for improvement in the market price of the Common Stock in excess of a risk free rate of return. In addition, the Committee recognized that the automatic grants of restricted stock and options would terminate once the Company's Tier 1 Capital exceeded $125.0 million and that the Company's Tier 1 Capital at March 31, 1999 was $91.8 million, pro forma for the April 1999 offering and recapitalization.

    After considering all of the factors referred to above, it was the consensus of the Committee that Mr. Keller's existing compensation arrangement provided substantial and sufficient financial incentives for Mr. Keller to expend maximum effort to cause the Company to achieve its short- and long-term goals. Accordingly, the Committee recommended to the Board of Directors that no change be made to Mr. Keller's compensation arrangement.

COMPENSATION OF OTHER EXECUTIVES

    The Company's executive compensation program consists of both fixed compensation (salary and benefits) and short- and long-term incentive compensation (bonuses, stock options) designed to achieve the following objectives:

    - attract and retain highly qualified executives;

    - motivate the executive officers to achieve the Company's short- and long-term financial and other qualitative goals;

    - recognize individual contributions as well as overall business results;
      and

    - link total executive compensation to the overall business results.

    Each executive's total compensation depends upon whether the executive's performance fell short of, met or exceeded specific objectives assigned at the beginning of each year. These objectives are designed to achieve the goals of the Company's Strategic Business Plan. These objectives include both quantitative factors related to the Company's short-term financial objectives and qualitative factors such as (a) demonstrated leadership ability, (b) management development, (c) compliance with Company policies, and (d) anticipation of and response to changing market and economic conditions, which will enhance the Company's ability to sustain its profit growth over the long-term.

    The specific components of the Company's executive compensation program are:

    - BASE SALARY--a salary range is assigned based on level of responsibility, qualifications and experience, and the need to provide competitive direct compensation.

    - INCENTIVE BONUS PLAN--awards may be granted to eligible employees based upon the level of achievement against individually assigned objectives and Company goals for the year.

    - STOCK OPTION PLAN--grants are intended to provide long-term incentives for the achievement of the Company's Strategic Business Plan.

    The Committee approves the base salary of all executive officers, to the extent such compensation is not required by a preexisting employment agreement and, in its discretion, awards bonuses under the Incentive Bonus Plan and grants stock options under the Employees' Option Plan.

    Under the Incentive Bonus Plan, the Committee establishes annually a bonus pool based on performance against budgeted goals set at the beginning of each year and relate to profit from operations. Company goals, which goals are set combined with individual objectives agreed upon with each executive to determine the individual executive's level of participation in the bonus pool. The Committee allocates the bonus pool among participating executive officers based upon their relative performance against established goals, with the Committee having discretion to award amounts to ineligible employees under special circumstances. Additionally, the Committee may award bonuses to eligible employees who have made significant contributions toward achievement of assigned objectives even if the Company goals are not met.

POLICY ON SECTION 162(M)

    Under Section 162(m) of the Internal Revenue Code, the Company is generally precluded from deducting compensation in excess of $1 million paid in any fiscal year to its Chief Executive Officer and its four other most highly compensated executive officers. An exception to this general rule exists for payments that meet the criteria for "performance-based" compensation. Stock options granted pursuant to the Employees' Option Plan have been structured with the intent of meeting such requirements. In addition, because the Company did not have a class of equity securities registered under the Securities Exchange Act of 1934 until January 29, 1999, the Company believes that compensation paid and equity awards granted to Mr. Keller under the terms of his employment agreement prior to its Annual Meeting of Shareholders in 2001 will not be subject to Section 162(m).

    While it is the Committee's intention to maximize the deductibility of compensation payable to the Company's executive officers, deductibility will be only one among a number of factors used by the Committee in ascertaining appropriate levels or modes of compensation. The Company intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes to be in the best interests of the Company and its stockholders.

                                          Members of the Compensation Committee

                                          K. Thomas Kemp, Chairman

                                          Edward A. Fox

                                          Charles E. Hugel

                               PERFORMANCE CHART

    The Common Stock was not registered under Section 12 of the Securities Exchange Act of 1934 until January 1999, and therefore, a stock performance chart for the Company has not been provided in this Proxy Statement. Furthermore, prior to April 1999, trading in the Common Stock was extremely limited and could not be characterized as amounting to an established public trading market. The Company has been quoted on the Nasdaq National Market since February 1, 1999 under the symbol "ELBI." Since that time, the high and low sales prices for the Common Stock were $9 and $12 per share, respectively. On June 11, 1999, the last reported sale price of the Common Stock was $11. Prior to its quotation on the Nasdaq National Market, the Common Stock was registered with the National Association of Securities Dealers ("NASD") and was traded only over-the-counter (NASD/CBNK).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH CERTAIN SHAREHOLDERS

    LOAN FROM DCG TO THE COMPANY. On March 27, 1998, DCG loaned to the Company $540,000, substantially all of which was used by the Company for the redemption on that date of certain subordinated debentures originally issued by the Company's predecessor, SDN. The promissory note evidencing the loan (the "DCG Note") was repayable in eight quarterly installments commencing June 30, 1998 and bearing interest at a fixed rate of 10.5%, which was equal to Eldorado Bank's prime rate plus 2.0% at the time of the DCG Note. The DCG Note was prepayable at any time without penalty. The Company repaid the DCG Note in full on April 12, 1999, using proceeds from the Company's public offering of Common Stock on the same date (the "Offering").

    REDEMPTION OF SERIES B PREFERRED STOCK. On June 6, 1997, as part of the financing for the acquisition of Eldorado Bancorp, the Company issued shares of 11% Series B Preferred Stock, $100 liquidation value per share (the "Series B Preferred Stock"), having an aggregate liquidation amount of $11,659,300. All of the outstanding Series B Preferred Stock was held by two of the Company's principal shareholders (Madison Dearborn and Olympus) in substantially equal proportions. See "Security Ownership of Certain Beneficial Owners and Management." The Series B Preferred Stock is redeemable pursuant to its terms at the Company's option, at a redemption price of 103% of its liquidation amount, plus accrued and unpaid dividends, or a total of $12,009,079 plus accrued and unpaid dividends. The Company redeemed all of the outstanding Series B Preferred Stock on April 12, 1999, contemporaneously with the closing of the Offering.

    CONVERSION OF SPECIAL COMMON STOCK. Most of the Common Stock held by Madison Dearborn and Olympus prior to the Offering was designated as "Special Common Stock" under the Company's Certificate of Incorporation and was entitled to a liquidation preference of $9.62 per share over the other Common Stock. Madison Dearborn and Olympus converted all of their Special Common Stock into Common Stock immediately prior to the closing of the Offering.

    AMENDMENT OF SHAREHOLDER AGREEMENT. The Company is a party to a Shareholder Agreement, dated June 6, 1997 (the "Shareholder Agreement"), among itself, Madison Dearborn, Olympus, DCG and certain shareholders of the DCG General Partner. The Shareholder Agreement creates various rights in favor of, and obligations on, its parties with respect to their direct and indirect investments in the Company.

    Immediately prior to completion of the Offering, the parties to the Shareholder Agreement amended the Shareholder Agreement, eliminating most of its operative provisions. The material provisions that will remain in effect will provide as follows: (i) unless and until both Madison Dearborn and Olympus hold 9.9% or less of the Common Stock (treating any Common Stock equivalents that they hold as fully exercised), DCG may not transfer any Common Stock or distribute any Common Stock to DCG's partners if, as a result of that transfer or distribution, DCG would hold fewer shares of Common Stock than either

Madison Dearborn or Olympus; (ii) neither Madison Dearborn nor Olympus will transfer any of its Common Stock (or warrants exercisable for Common Stock) without the prior approval of the Federal Reserve unless certain exceptions apply (which generally are intended to ensure that the transferee is not acquiring a substantial ownership interest in the Company without the approval of the Federal Reserve); and (iii) DCG will not sell any of its shares of Common Stock during a limited period before or after certain registered offerings of the shares of Common Stock held by Madison Dearborn and Olympus.

    NOMINATION OF DIRECTORS UNDER SECURITIES AGREEMENT. Pursuant to the agreement providing for the Madison Dearborn and Olympus investments in connection with the June 1997 acquisition of Eldorado Bancorp, the Company generally is obligated to nominate designees of Madison Dearborn and Olympus for election to the Company's Board of Directors. Nominees of each of Madison Dearborn (Paul R. Wood) and Olympus (James A Conroy) have been nominated and elected, and currently serve on the Company's Board of Directors. See "Security Ownership of Certain Beneficial Owners and Management." The Company's obligation will terminate when the amount of Company securities held by the applicable shareholder falls below certain pre-designated levels.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of May 21, 1999 regarding (a) persons who are beneficial owners of more than 5% of the outstanding equity securities of the Company, (b) each director and each named executive officer of the Company and (c) all of the directors and executive officers as a group.

                                                                                           SHARES OF COMMON STOCK
                                                                                             BENEFICIALLY OWNED
                                                                                         ---------------------------
                                                                                           COMMON
                                                                                           STOCK      PERCENTAGE(1)
                                                                                         ----------  ---------------
PRINCIPAL SHAREHOLDERS, DIRECTORS AND NAMED EXECUTIVE OFFICERS

Dartmouth Capital Group, L.P.
  Dartmouth Capital Group, Inc.(2).....................................................   1,978,536          14.0%

Ernest J. Boch(2)(3)...................................................................   1,574,014          11.2%
  Director

Madison Dearborn Capital
  Partners II, L.P.(4).................................................................   1,416,429          10.0%

Olympus Growth Fund II, L.P.
  Olympus Executive Fund, L.P.(5)......................................................   1,416,429          10.0%

Robert P. Keller(2)(6).................................................................     521,796           3.7%
  Director, President and Chief
  Executive Officer

James A. Conroy(7).....................................................................   1,416,429          10.0%
  Director

Mitchell A. Johnson(8).................................................................      69,491         *
  Director

Edward A. Fox(2)(9)....................................................................     318,748           2.3%
  Chairman

Jefferson W. Kirby(2)(10)..............................................................     299,500           2.1%
  Director

Charles E. Hugel(2)(11)................................................................     224,662           1.6%
  Director

K. Thomas Kemp(2)(12)..................................................................      32,130         *
  Director

John B. Pettway(2).....................................................................          --         *
  Director

Henry T. Wilson(2)(13).................................................................     277,870           2.0%
  Director

Paul R. Wood(14).......................................................................   1,416,429          10.0%
  Director

John L. Gordon.........................................................................       1,025         *
  Executive Vice President

Catherine C. Clampitt..................................................................       1,300             *
  Executive Vice President
  SBA Lending Division

                                                                                           SHARES OF COMMON STOCK
                                                                                             BENEFICIALLY OWNED
                                                                                         ---------------------------
                                                                                           COMMON
                                                                                           STOCK      PERCENTAGE(1)
                                                                                         ----------  ---------------
Richard Korsgaard......................................................................          --         *
  Executive Vice President
  Construction Loan Division and
  CRA Officer

All directors and executive officers as a group (17 persons). See notes (2), (6), (7)
  (8), (9), (10), (11), (12), (13), (14), and (15).....................................   6,153,322          43.2%

------------------------

   * Less than 1%

 (1) Based on an aggregate of 14,095,969 shares of Common Stock outstanding as of April 29, 1999.

 (2) Each of Messrs. Boch, Fox, Hugel, Keller, Kemp, Kirby, Wilson and John J. Byrne is a principal beneficial owner of the DCG General Partner or an affiliate of such an owner. Pursuant to the terms of a shareholder agreement, each is entitled to designate a director of the DCG General Partner. With the exception of Mr. Byrne, who has designated Mr. Pettway, each of the aforementioned principal beneficial owners of the DCG General Partner serves as a director thereof. As the sole general partner of DCG, the DCG General Partner exercises sole control over the voting and disposition of 1,900,636 shares of Common Stock held of record by DCG. The DCG General Partner also holds 9,000 shares of Common Stock directly. DCG and the DCG General Partner each have a business address c/o Eldorado Bancshares, Inc., 24012 Calle de la Plata, Suite 340, Laguna Hills, CA 92653.

 (3) Such number of shares does not include 674,582 shares of Common Stock owned indirectly by Mr. Boch as an investor in DCG, with respect to which he disclaims beneficial ownership. Mr. Boch's address is Subaru of New England, Inc., 95 Morse Street, Norwood, MA 02062.

 (4) Includes (i) 1,378,429 shares of Common Stock, and (ii) 38,000 shares issuable upon the exercise of a Common Stock warrant (assuming the fair market value of the Common Stock on the date of exercise equals $10.00 per share). The maximum number of shares for which the foregoing warrant could be exercised, if the market value of the Common Stock increased to (or above) $24.00 per share, is 599,167. The shares of Common Stock issuable upon exercise of the warrant may only be exercisable into shares of voting Common Stock if the percentage ownership of Madison Dearborn Capital Partners II, L.P. ("Madison Dearborn") of all outstanding voting securities of the Company would not exceed 9.9%. Otherwise, such warrant is exercisable for shares of non-voting Common Stock. Shares of non-voting Common Stock are convertible into shares of voting Common Stock at the election of the holder provided that following such conversion, the holder will beneficially own no more than 9.9% of the total shares of voting Common Stock outstanding. See "Certain Transactions." Madison Dearborn's sole general partner is Madison Dearborn Partners II, L.P., whose sole general partner is Madison Dearborn Partners, Inc. Several individuals, including Paul R. Wood, a director of the Company, may be deemed to be the beneficial owner of all of the securities owned by Madison Dearborn. Madison Dearborn's address is Three First National Plaza, Suite 3900, Chicago, IL 60602.

 (5) Includes (i) 1,378,429 shares of voting Common Stock, and (ii) 38,000 shares issuable upon the exercise of a Common Stock warrant (assuming the fair market value of the Common Stock on the date of exercise equals $10.00 per share). The maximum number of shares for which the foregoing warrant could be exercised, if the market value of the Common Stock increased to (or above) $24.00 per share, is 599,167. The shares of Common Stock issuable upon exercise of the warrant may only be exercisable into shares of voting Common Stock if Olympus' percentage ownership of all outstanding voting securities of the Company would not exceed 9.9%. Otherwise, such warrant is exercisable for shares of non-voting Common Stock. See "Certain Transactions." Shares of non-voting Common Stock are convertible into shares of voting Common Stock at the election of the holder provided that following such conversion, the holder will beneficially own no more than 9.9% of the total shares of voting Common Stock outstanding. Presentation has been combined for Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. (collectively, "Olympus"), as the general partners of the limited partnerships (OGF II, L.P. and OEF, L.P., respectively) are under common control. Several individuals, including James A. Conroy, a director of the Company, may be deemed to be the beneficial owner of all of the securities owned by Olympus. Olympus's address is Metro Center, One Station Place, Stamford, CT 06902.

 (6) Includes (i) 75,903 shares of Common Stock, (ii) 359,386 shares of restricted stock issued to Mr. Keller pursuant to the terms of his employment agreement, and (iii) 86,507 shares of Common Stock subject to employee stock options exercisable within 60 days. Such number of shares does not include 93,833 shares of Common Stock owned indirectly by Mr. Keller as an investor in DCG, with respect to which he disclaims beneficial ownership.

 (7) Consists entirely of securities held by Olympus. See Note 5 of this table, above. Mr. Conroy, indirectly through one or more companies, exercises joint voting and dispositive control over the shares of Common Stock owned of record by Olympus; however, he disclaims beneficial ownership of such shares.

 (8) Mr. Johnson is an investor in DCG and such number of shares does not include 29,061 shares of Common Stock owned indirectly by Mr. Johnson as an investor in DCG, with respect to which he disclaims beneficial ownership.

 (9) Such number of shares does not include 119,451 shares of Common Stock owned indirectly by Mr. Fox as an investor in DCG, with respect to which he disclaims beneficial ownership.

 (10) Such number of shares does not include 138,682 shares of Common Stock owned indirectly by Mr. Kirby as an investor in DCG, with respect to which he disclaims beneficial ownership.

 (11) Such number of shares includes 138,000 shares of Common Stock held of record by the Hugel Family Limited Partnership. Mr. Hugel has sole voting and dispositive power of those shares. Such number of shares does not include 83,650 shares of Common Stock owned indirectly by Mr. Hugel as an investor in DCG, with respect to which he disclaims beneficial ownership.

 (12) Such number of shares does not include 16,069 shares of Common Stock owned indirectly by Mr. Kemp as an investor in DCG, with respect to which he disclaims beneficial ownership.

 (13) Includes (i) 225,406 shares and 51,564 shares of Common Stock held by Northwood Ventures LLC ("Northwood Ventures") and Northwood Capital Partners LLC ("Northwood Capital"), respectively, of which Mr. Wilson is a Managing Director and (ii) 900 shares held by Mr. Wilson directly. Mr. Wilson disclaims beneficial ownership of Common Stock held by Northwood Ventures and Northwood Capital. Such number of shares does not include (i) 84,316 shares and 21,130 shares of Common Stock owned indirectly by Northwood Ventures and Northwood Capital, respectively, and (ii) 1,823 shares held by Mr. Wilson in directly, as investors in DCG, with respect to which Northwood Ventures, Northwood Capital and Mr. Wilson disclaim beneficial ownership.

 (14) Consists entirely of securities held by Madison Dearborn. See Note 4 of this table, above. Madison Dearborn's sole general partner is Madison Dearborn Capital Partners II, whose sole general partner is Madison Dearborn Partners, Inc. Mr. Wood is an executive officer of Madison Dearborn Partners, Inc., however, he disclaims beneficial ownership of all such shares.

 (15) Includes 162,057 shares of Common Stock purchasable upon the exercise of warrants or options that are currently exercisable or may be exercisable within 60 days.

                           PROPOSALS OF SHAREHOLDERS

    Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received by the Company at its principal executive offices by February 8, 2000 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

    Proxies solicited by the Board of Directors for the 2000 annual meeting will confer discretionary authority to vote on any matter to come before the annual meeting with respect to which the Company does not receive notice prior to May 4, 2000.

                                 OTHER MATTERS

    The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as shown above. However, if any such other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxies in respect of any such business in accordance with their best judgment.

    The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit Proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                                          By Order of the Board of Directors

                                          /s/ MICHAEL K. KREBS

                                          Michael K. Krebs
                                          SECRETARY

June 14, 1999

                                                                       EXHIBIT A

                           ELDORADO BANCSHARES, INC.
               1999 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

1. PURPOSE

    The purpose of this 1999 Stock Option Plan for Non-Employee Directors (the "Plan") is to advance the interests of Eldorado Bancshares, Inc. (the "Company") by enhancing the ability of the Company to attract and retain non-employee directors who are in a position to make significant contributions to the success of the Company and to provide reasonable compensation to those directors for such contributions through ownership of shares of Company common stock, $.01 par value per share (the "Stock").

2. ADMINISTRATION

    The Plan shall be administered by the Board of Directors (the "Board") of the Company. The Board shall have authority, not inconsistent with the express provisions of the Plan, (a) to grant options to such directors as are eligible to receive options; (b) to determine the number of shares of Stock subject to each option; (c) to determine the terms and conditions of each option; (d) to prescribe the form or forms of instruments evidencing options and any other instruments required under the Plan and to change such forms from time to time;
(e) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (f) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Any such determination of the Board shall be conclusive and shall bind all parties.

    The Board may, in its discretion, delegate some or all of its powers with respect to the Plan to the Compensation Committee of the Board of Directors (the "Committee"), in which event all references in this Plan (as appropriate) to the Board shall be deemed to refer to the Committee. A majority of the members of the Committee, if one is appointed, shall constitute a quorum. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

3. EFFECTIVE DATE AND TERM OF PLAN

    The Plan shall become effective on the date on which the Plan is approved by the shareholders of the Company. No option shall be granted under the Plan after the completion of ten years from the date on which the Plan was approved by the shareholders, but options previously granted may extend beyond that date.

4. SHARES SUBJECT TO THE PLAN

    (a) NUMBER OF SHARES. Subject to adjustment as provided in Section 4(c), the aggregate number of shares of Stock that may be issued upon the exercise of options granted under the Plan shall be Two Hundred Thousand (200,000). If any option granted under the Plan terminates without having been exercised in full, the number of shares of Stock as to which such option was not exercised shall be available for future grants within the limits set forth in this Section 4(a).

    (b) SHARES TO BE ISSUED. Shares issued under the Plan shall be authorized but unissued Stock or, if the Board so decides in its sole discretion, previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock shall be issued under the Plan.

    (c) CHANGES IN STOCK. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital stock, the number and kind of shares of stock or securities of the Company subject to options then outstanding or subsequently granted under the Plan, the maximum number of shares or securities that may be delivered under the Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Board, whose determination shall be binding on all persons. The Board may also adjust the number of shares subject to outstanding options and the exercise price and the terms of outstanding options to take into consideration material changes in accounting practices or principles, extraordinary dividends, consolidations or mergers, acquisitions or dispositions of stock or property or any other event if it is determined by the Board that such adjustment is appropriate to avoid distortion in the operation of the Plan.

5. ELIGIBILITY FOR OPTIONS

    Directors eligible to receive options under the Plan ("Eligible Directors") shall be those directors who are not employees of the Company or any subsidiary of the Company.

6. TERMS AND CONDITIONS OF OPTIONS

    (a) NUMBER OF OPTIONS. On the date of the first meeting of the Board following the annual meeting of stockholders at which an Eligible Director is elected or re-elected, he or she shall be awarded an option covering a number of shares of Stock to be determined by the Board on such date.

    (b) EXERCISE PRICE. The exercise price of each option or portion thereof shall be determined by the Board in its sole discretion, but in no event shall any exercise price be less than the Fair Market Value of the Stock on the date of grant. For purposes of the Plan, (i) the "Fair Market Value" of a share of Stock on any date shall be the Closing Price on such day, or it there was no Closing Price on such day, the most recent day prior thereto on which there was a Closing Price, and (ii) the "Closing Price" shall be the last sale price as reported on the principal market or automated quotation system on which the Stock is traded or, if not last sale is reported, then the average of the highest bid and lowest asked prices at the close of business on that day.

    (c) DURATION OF OPTIONS. The latest date on which an option may be exercised shall be the date that is six years from the date the option was granted.

    (d)  EXERCISE OF OPTIONS.

        (1) Unless the Board otherwise determines, the shares of Stock that are the subject of the option shall become exercisable as follows:

                         CUMULATIVE PERCENTAGE
   MONTHS FROM GRANT          EXERCISABLE
-----------------------  ---------------------
6...............                     0.0%
12..............                     0.0%
18..............                    16.7%
24..............                    33.3%
30..............                    50.0%
36..............                    66.7%
42..............                    83.3%
48..............                   100.0%

        (2) Any exercise of an option shall be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (i) any documentation required by the Board and (ii) payment in full for the number of shares for which the option is exercised.

        (3) If an option is exercised by the executor or administrator of a deceased director, or by the person or persons to whom the option has been transferred by the director's will or the applicable laws of descent and distribution, the Company shall be under no obligation to issue Stock pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the option.

    (e) PAYMENT FOR AND DELIVERY OF STOCK. Stock purchased under the Plan shall be paid for as follows: (i) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company or (ii) if so permitted by the original terms of the option or by the Board after grant of the option, (A) through the delivery of shares of Stock having a Fair Market Value on the last business day preceding the date of exercise equal to the purchase price, (B) by having the Company hold back from the shares transferred upon exercise Stock having a Fair Market Value on the last business day preceding the date of exercise equal to the purchase price, (C) by delivery of a promissory note of the option holder to the Company, such note to be payable on such terms as are specified and approved in advance by the Board, (D) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (E) by any combination of the permissible forms of payment.

    An option holder shall not have the rights of a shareholder with regard to awards under the Plan except as to Stock actually received by him or her under the Plan.

    The Company shall not be obligated to deliver any shares of Stock (i) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, and (ii) if the outstanding Stock is at the time listed on any stock exchange or automated quotation system, until the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance, and (iii) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended (the "1933 Act"), the Company may require, as a condition to exercise of the option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such 1933 Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

    (f) NONTRANSFERABILITY OF OPTIONS. Except to the extent the Board otherwise approves, no option may be transferred other than by will or by the laws of descent and distribution, and during an Eligible Director's lifetime an option may be exercised only by him or her.

    (g) DISABILITY OR DEATH. Except as otherwise provided in any agreement evidencing an option granted to an Eligible Director hereunder, upon the cessation of the Eligible Director's service as a director of the Company as a result of such Eligible Director's disability or death, all options held by the Eligible Director immediately prior thereto may be exercised thereafter by the former Eligible Director, in the case of disability, or by his or her executor or administrator, or by the person or persons to whom the option is tranferred by will or the applicable laws of descent and distribution, subject in each case, however, to the original vesting schedule, if any, of any option prescribed in accordance with Section 6(d) and to the limitations of Section 6(c) regarding the maximum exercise period for such option.

    (h) FAILURE TO BE RE-ELECTED. Except as otherwise provided in any agreement evidencing an option granted to an Eligible Director hereunder, if such Eligible Director is not renominated or re-elected to serve as a director of the Company, all options held by the Eligible Director immediately prior the cessation of the Eligible Director's service as a director of the Company may be exercised thereafter by the former Eligible Director, subject, however, to the original vesting schedule, if any, of any option prescribed in accordance with
Section 6(d) and to the limitations of Section 6(c) regarding the maximum exercise period for such option.

    (i) RESIGNATION. Except as otherwise provided in any agreement evidencing an option granted to an Eligible Director hereunder, upon the cessation of the Eligible Director's service as a director of the Company as a result of such Eligible Director's resignation, all such options not then exercisable shall terminate and all such options that were exercisable immediately prior to the effective date of such resignation may be exercised the former Eligible Director, at any time within one year after the director's resignation, subject, however, to the limitations of Section 6(c) regarding the maximum exercise period for such option; and after completion of such one-year period, all such options shall terminate to the extent not previously exercised.

    (j) CHANGE IN CONTROL. Notwithstanding any other provision of the Plan, if there is a Change in Control (as hereinafter defined) of the Company, all options outstanding under the Plan that are not otherwise fully exercisable shall become immediately exercisable in full. For purposes of this Section 6(i):

        (1) "Person" means a person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 Act, as amended (the "1934 Act"), which definition shall include a "person" within the meaning of Section 13(d)(3) of the 1934 Act;

        (2) a "Change in Control" shall be deemed to have occurred if:

           (A) the Company consummates a reorganization, merger or consolidation of the Company, or sale or other disposition of all or substantially all of the assets of the Company (each a "Business Combination"), in each case UNLESS immediately following the consummation of such Business Combination all of the following conditions are satisfied: (x) Persons, who, immediately prior to such Business Combination, were the beneficial owners of the voting securities entitled to vote generally in the election of directors of the Company (the "Outstanding Voting Securities"), beneficially own (within the meaning of Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, more than one-third ( 1/3) of, respectively, the then outstanding shares of Stock and the combined voting power of the then Outstanding Voting Securities entitled to vote generally in the election of directors, as the case may be, of the entity (the "Resulting Entity") resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries);
       (y) no Person (other than any limited partner of Dartmouth Capital Group, L.P. or shareholder of Dartmouth Capital Group, Inc., any employee benefit plan (or related trust) of the Company or the Resulting Entity) beneficially owns (within the meaning of Rule 13d-3), directly or indirectly, more than twenty percent (20.0%) of, respectively, the then outstanding shares of Stock of the Resulting Entity or the combined voting power of the then Outstanding Voting Securities of the Resulting Entity, except to the extent that such Person's beneficial ownership of the Company immediately prior to the Business Combination exceeded such threshold; and (z) at least one-half ( 1/2) of the members of the board of directors of the Resulting Entity were members of the Board of Directors of the Company at the time the Company's Board of Directors authorized the Company to enter into the definitive agreement providing for such Business Combination; or

           (B) any Person (other than a limited partner of Dartmouth Capital Group, L.P. or a shareholder of Dartmouth Capital Group, Inc.) acquires beneficial ownership (within the meaning of Rule 13d-3) of more than twenty percent (20.0%) of the combined voting power (calculated as provided in Rule 13d-3 in the case of rights to acquire securities) of the then Outstanding Voting Securities of the Company; PROVIDED, HOWEVER, that for purposes of this clause, the following acquisitions shall not constitute a Change in Control: (x) any acquisition directly from the Company, (y) any acquisition by the Company and (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or

           (C) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

7. EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT, TERMINATION AND WAIVER

    Neither the adoption of the Plan nor the grant of options to an Eligible Director shall affect the Company's right to grant to such director options that are not subject to the Plan, to issue to such director Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to Eligible Directors.

    The Board may at any time discontinue granting options under the Plan or terminate the Plan as to any further grants of options. The Board also may at any time or times amend the Plan or any outstanding option for the purpose of satisfying changes in applicable laws or regulations or for any other purpose that may at the time be permitted by law and the rules and regulations of any securities exchange or automated quotation system on which the Stock is listed for trading, PROVIDED, HOWEVER, that no such amendment shall adversely affect the rights of any Eligible Director (without his or her consent) under any option previously granted. Nothing in the preceding sentence shall be construed as limiting the power of the Board to make adjustments required by Section 4(c). The Board also shall have the authority, both generally and in particular instances, to waive compliance by an Eligible Director with any obligation to be performed by such director under an option granted hereunder, or to waive any condition or provision of any such option.

PROXY

                         ELDORADO BANCSHARES, INC.

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JULY 20, 1999

The undersigned hereby appoints Robert P. Keller and John L. Gordon, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Eldorado Bancshares, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Eldorado Bancshares, Inc. to be held on Tuesday, July 20, 1999 at 6:30 o'clock p.m., Pacific Time, at the Tustin Branch Office of Eldorado Bank, located at 17752 E. 17th Street, Tustin, California, and at any and all adjournments and postponements thereof.

                   IMPORTANT - PLEASE SIGN OTHER SIDE

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

                                                           Please mark
                                                           your votes as  /X/
                                                           indicated in
                                                           this example



                                                                     WITHHOLD
                                                       FOR          AUTHORITY
1.  For the election of all nominees listed            / /             / /
    below (except as otherwise indicated).

Nominees:   Ernest J. Boch, James A. Conroy, Edward A. Fox, Charles E. Hugel,
            Mitchell A. Johnson, Robert P. Keller, K. Thomas Kemp, Jefferson W.
            Kirby, John B. Pettway, Henry T. Wilson  and Paul R. Wood.

FOR ALL  NOMINEES  EXCEPT: AS TO WHICH AUTHORITY IS WITHHELD

------------------------------------------------------------


2.  For the approval of the 1999 Stock Option Plan      FOR   AGAINST   ABSTAIN
    for Non-Employee Directors.                         / /     / /       / /


    In their discretion, the proxies named herein are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting, to the extent permitted by applciable law.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED ABOVE AND FOR THE 1999 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED POSTPAID ENVELOPE.

Signature(s)                                         Dated:              , 1999
           ----------------------------------------        --------------

Please sign exactly as your name appears heron. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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